                                                                    EXHIBIT 11.1

                          VERITAS SOFTWARE CORPORATION

         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                      THREE MONTHS ENDED       SIX MONTHS ENDED
                                                           JUNE 30,                JUNE 30,
                                                      -------------------     -------------------
                                                       1997        1996        1997        1996
                                                      -------     -------     -------     -------
Net income (loss)...................................  $(1,682)    $ 1,561     $ 3,735     $ 4,410
Weighted average common shares outstanding..........   20,219      19,314      20,160      18,155
Common equivalent shares from stock options
  (treasury stock method)...........................       --       1,293       1,486       2,001
                                                      -------     -------     -------     -------
Total shares for primary and fully diluted net
  income (loss) per share...........................   20,219      20,607      21,646      20,156
Net income (loss) per share.........................  $ (0.08)    $  0.08     $  0.17     $  0.22
Calculation of shares outstanding for computing pro
  forma net income (loss) per share:
  Shares used in computing net income (loss) per
     share..........................................   20,219      20,607      21,646      20,156
Adjustment to reflect the effect of the assumed
  conversion of common stock equivalents............    1,470          --          --          --
                                                      -------     -------     -------     -------
  Shares used in computing pro forma net income
     (loss) per share...............................   21,689      20,607      21,646      20,156
Pro forma net income (loss) per share...............  $ (0.08)    $  0.08     $  0.17     $  0.22
                                                      =======     =======     =======     =======

All share and per share amounts for prior periods have been adjusted to reflect a 3 for 2 stock split effective September 30, 1996.

                                        2